EXHIBIT 10.18

DANA HOLDING CORPORATION

STOCK APPRECIATION RIGHTS AGREEMENT

1.           The Award and the Plan. As of the Date of Grant set forth in the Award Notification (“Award Notification”) preceding or accompanying this Stock Appreciation Rights Agreement (the “Agreement”), Dana Holding Corporation (together with its successors, “Dana”) grants to you, in respect of each share of Common Stock subject to this Agreement, the right to receive the excess (collectively, the “Appreciation”) of (a) the Market Value Per Share as of the date of exercise minus (b) the Exercise Price (the “Exercise Price”) set forth in the Award Notification (such right collectively the “SAR”). Certain terms used in this Agreement are defined in Section 21 below. Any undefined terms in this Agreement appearing as defined terms will have the same meaning as they do in the Dana Holding Corporation 2012 Omnibus Incentive Plan, as amended and/or restated from time to time (the “Plan”). Dana will provide a copy of the Plan to you upon request.

2.           Right to Exercise.

(a)          Subject to Sections 2(b), (d) and (e), 4 and 6 below, the SAR will become exercisable as set forth in the Award Notification if you remain continuously employed by either Dana or a Subsidiary until that time. To the extent the SAR is vested and exercisable, it may be exercised in whole or in part.

(b)          Notwithstanding Section 2(a) above, the SAR will become immediately exercisable in full and remain exercisable until terminated in accordance with Section 4 below if, at any time prior to the termination of the SAR, a Change in Control shall have occurred.

(c)          The SAR is exercisable by delivery of an exercise notice to Dana or its designated administrator that will state the election to exercise the SAR and the number of shares of Common Stock in respect of which the SAR is being exercised. Upon exercising the SAR, you will receive from us, subject to Section 3 below, the Appreciation in respect of each share of Common Stock for which the SAR is exercised. Dana’s obligation arising upon the exercise of this SAR will be paid 100% in cash.

(d)          Notwithstanding Section 2(a) above, if your employment with Dana or any Subsidiary terminates by reason of death, Disability or Normal Retirement, the SAR will immediately become exercisable in full and will remain exercisable until terminated in accordance with Section 4 below.

(e)          Notwithstanding the foregoing provisions of this Section 2, Dana may provide at any time before the termination of the SAR that any portion or all of the SAR will become exercisable.

(d)          Any portion of the SAR that has not yet become exercisable as of your termination of employment by Dana and its Subsidiaries shall terminate upon such employment termination and not become exercisable.

3.           Tax Withholding. The Appreciation will be subject to withholdings to satisfy mandatory tax withholding obligations.

4.           Termination. This SAR will terminate on the earliest of the following dates:

(a)          The date on which you cease to be an employee of Dana or any Subsidiary, if your employment with Dana or a Subsidiary is terminated for Cause;

(b)          Six (6) months after you cease to be an employee of Dana or a Subsidiary, unless you cease to be an employee by reason of death, Disability, Normal Retirement or termination for Cause;

(c)          One (1) year after your death if you die while an employee of Dana or a Subsidiary (in which case the SAR becomes immediately exercisable in full pursuant to Section 2(c) herein);

(d)          Three (3) years after your termination for Disability (as described in Section 2(d) above) while an employee of Dana or a Subsidiary; and

(e)          Ten (10) years from the Date of Grant.

5.           SAR Nontransferable. This SAR is not transferable by you otherwise than by will or the laws of descent and distribution.

6.           Compliance with Law. Notwithstanding any other provision of this Agreement, the SAR will not be exercisable if such exercise would result in a violation of any applicable federal or state securities law.

7.           Adjustments. Dana will make any adjustments in the Exercise Price and in the number or kind of shares of Common Stock or other securities covered by the SAR that Dana may determine to be equitably required to prevent any dilution or expansion of your rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, reverse stock split, combination of shares, recapitalization or other change in the capital structure of Dana, (b) merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation involving Dana or other distribution of assets, issuance of rights or warrants to purchase securities of Dana, or (c) other transaction or event having an effect similar to any of those referred to in Section 7(a) or 7(b) hereof. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence will occur, Dana may provide in substitution of any or all of your rights under this Agreement such alternative consideration as Dana may determine in good faith to be equitable under the circumstances. In addition, if the Exercise Price is greater than the consideration offered in connection with any such transaction or event or Change in Control, the Board or a committee thereof may in its sole discretion elect to cancel the SAR without any payment to you in respect of the SAR.

8.           No Dividend Equivalents. You will not be entitled to dividend equivalents.

9.           Right to Terminate Employment. The SAR is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in this Agreement will confer upon you any right with respect to continuance of employment by Dana or any Subsidiary, nor limit or affect in any manner the right of Dana or any Subsidiary to terminate the employment or adjust your compensation.

10.          Relation to Other Benefits. Any economic or other benefit to you under this Agreement or the Plan will not be taken into account or considered as salary or compensation in determining any benefits to which you may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by Dana or any Subsidiary, except to the extent otherwise expressly provided under any such plan, and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of Dana or a Subsidiary, except to the extent otherwise expressly provided under any such plan.

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11.          Information. Information about you and your participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. You understand that such processing of this information may need to be carried out by Dana and its Subsidiaries and by third party administrators whether such persons are located within your country or elsewhere, including the United States of America. You consent to the processing of information relating to you and your participation in the Plan in any one or more of the ways referred to above.

12.          Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan will govern. The Board (or a committee of the Board) will, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the SAR hereunder. By your acceptance of the SAR under this Agreement, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

13.          Compliance with Section 409A of the Code. To the extent applicable, it is intended that the SAR granted under this Agreement and the Plan be a “stock right” exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to you. This Agreement and the Plan will be administered in a manner consistent with this intent.

14.          Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect the your rights under this Agreement without your consent (provided, however, that your consent will not be required to an amendment that is deemed necessary by Dana to ensure exemption from or compliance with Section 409A of the Code).

15.          Severability. If any provision of this Agreement or the application of any provision in this Agreement to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

16.          Successors and Assigns. Without limiting Section 5 hereof, the provisions of this Agreement will inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of Dana.

17.          Governing Law. This Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principles of conflict of laws thereof.

18.          Failure to Enforce Not a Waiver. The failure of Dana to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

19.          No Shareholder Rights Prior to Issuance of Shares. You will have no rights as a shareholder by reason of this Agreement.

20.          Detrimental Activity.

(a)          If the Board or a committee thereof determines that you engaged in any Detrimental Activity, then, promptly upon receiving notice of the Board’s finding, you shall: (i) forfeit all rights under this Agreement to the extent it remains outstanding; and (ii) pay to Dana the Appreciation paid to you upon any prior exercise of this SAR.

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(b)          To the extent that such amounts are not paid to Dana, Dana may seek other remedies, including without limitation a set off of the amounts so payable to it against any amounts that may be owing from time to time by Dana or a Subsidiary to you for any reason, including without limitation wages, deferred compensation or vacation pay.

21.          Certain Defined Terms. For purposes of this Agreement:

“Cause” shall mean (i) the intentional engagement in any acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing or misfeasance, in each case, in connection with your duties or otherwise during the course of your employment with Dana or any Subsidiary; (ii) the commission of a felony or the indictment for any felony, including, but not limited to, any felony involving fraud, embezzlement, moral turpitude or theft; (iii) the intentional and wrongful damaging of property, contractual interests or business relationships of Dana or any Subsidiary; (iv) the intentional and wrongful disclosure of secret processes or confidential information of Dana or any Subsidiary in violation of an agreement with or a policy of Dana or a Subsidiary; (v) the continued failure to substantially perform your duties for Dana or a Subsidiary; (vi) current alcohol or prescription drug abuse affecting work performance; (vii) current illegal use of drugs; or (viii) any intentional conduct contrary to announced policies or practices of Dana or any Subsidiary (including, but not limited to, those contained in Dana’s Code of Conduct).

“Detrimental Activity” shall mean: (i) engaging in any activity of competition or solicitation prohibited by any noncompete or nonsolicitation agreement between you and Dana or a Subsidiary; (ii) the disclosure to anyone outside Dana or a Subsidiary, or the use in other than Dana’s or a Subsidiary’s business, (A) without prior written authorization from Dana, of any confidential, proprietary or trade secret information or material relating to the business of Dana or its Subsidiaries and acquired by you during your employment or other service with Dana or any of its Subsidiaries, or (B) in violation of any covenant not to disclose set forth in any agreement between you and Dana or a Subsidiary; (iii) the (A) unreasonable failure or refusal to disclose promptly and to assign to Dana or a Subsidiary upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by you during your service with Dana or any of its Subsidiaries and relating in any manner to the actual or anticipated business, research or development work of Dana or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable Dana or any Subsidiary to secure a patent where appropriate in the United States or in other countries, or (B) violation of any development and inventions provision set forth in any agreement between you and Dana or a Subsidiary; (iv) activity during your employment by Dana or a Subsidiary that could form the basis of your termination for Cause; or (v) if you are or were an officer of Dana, activity that the Board determines entitles Dana to seek recovery from an officer under any policy promulgated by the Board as in effect on the date hereof.

“Disability” shall mean a termination of employment under circumstances that would make you eligible to receive benefits under Dana’s long-term disability plan, as it may be in effect from time to time, or any successor plan, program, agreement or arrangement.

“Normal Retirement” shall mean termination of employment (other than termination for Cause or due to death or Disability) at or after age 60 with at least 10 years of service with Dana or a Subsidiary or at or after age 65.

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